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                     October 26, 2021

       Ching Jaw
       Senior Vice President, Chief Financial Officer
       Cytokinetics, Incorporated
       280 East Grand Avenue
       South San Francisco, CA 94080

                                                        Re: Cytokinetics,
Incorporated
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 26,
2021
                                                            File No. 000-50633

       Dear Mr. Jaw:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences